UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2021

LODGING FUND REIT III, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-56082	83-0556111
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1635 43rd Street South, Suite 205
Fargo, North Dakota	58103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (701) 630-6500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Contribution Agreement

On April 1, 2021, Lodging Fund REIT III OP, LP (the “Operating Partnership”), the operating partnership subsidiary of Lodging Fund REIT III, Inc. (the “Company”) and Houston-Hotel Partners, LLC and Houston Land Partners, LLC (the “Contributors”) entered into a Legendary Equity Preservation UPREIT (Pat. Pend.) Amended and Restated Contribution Agreement (the “Amended Contribution Agreement”), pursuant to which the Contributors agreed to contribute the 182-room Hilton Garden Inn Houston Bush Intercontinental Airport hotel in Houston, Texas (the “Hotel Property”) to the Operating Partnership. The Contributors are not affiliated with the Company or Legendary Capital REIT III, LLC, the Company’s external advisor. The Amended Contribution Agreement amends and restates that certain Legendary Equity Preservation UPREIT (Pat. Pend.) Contribution Agreement entered into among the Operating Partnership and the Contributors, dated as of February 17, 2021 and previously disclosed in a Current Report on Form 8-K filed by the Company. The aggregate consideration for the Hotel Property under the Amended Contribution Agreement is $19,700,000 plus closing costs, subject to adjustment as provided in the Contribution Agreement. The majority of the consideration consists of the assumption or refinancing by the Operating Partnership of existing debt secured by the Hotel Property. The remaining consideration consists of the issuance by the Operating Partnership of Series T Limited Units of the Operating Partnership. Pursuant to the Amended Contribution Agreement, the Operating Partnership is responsible for up to $300,000 of certain closing costs to be agreed upon by the parties. As required by the Amended Contribution Agreement, the Operating Partnership has deposited $50,000 into escrow as earnest money pending the closing or termination of the Amended Contribution Agreement. Except in certain circumstances described in the Amended Contribution Agreement, if the Operating Partnership fails to perform its obligations under the Amended Contribution Agreement, it will forfeit the earnest money.

Upon closing, the parties will enter into an amendment to the amended and restated limited partnership agreement of the Operating Partnership to evidence the issuance of the Series T Limited Units to the Contributors. Such Series T Limited Units will be entitled to annual cash distributions of up to 1.8% of the value of the Series T Limited Units for the three years after closing, depending upon the net operating income (“NOI”) of the Hotel Property during each such applicable year.  The Series T Limited Units will convert into Common Limited Units of the Operating Partnership beginning 36 months, or at the option of the Contributors, up to 48 months, after the closing.  The number of Common Limited Units to be issued to the Contributors upon conversion will be based upon a capitalization rate applied to the then-current trailing 12-month NOI of the Hotel Property, less amounts incurred or accrued by the Operating Partnership for (i) $100,000 contribution towards closing costs, (ii) loan assumption fees and related expenses, (iii) the balance of the existing loan secured by the Hotel Property less $300,000, (iv) if applicable, costs of defeasance and related expenses, (v) PIP and capital expenditures, (vi) operating cash infused by the Operating Partnership, (vii) any shortfall of the 10% minimum cumulative yield on the Operating Partnership’s invested capital, and (viii) any other unrealized or unreimbursed costs of operating the Hotel Property, calculated pursuant to the terms of the Amended Contribution Agreement, which may be higher or lower than the initial valuation.

The Amended Contribution Agreement contains various covenants, representations and warranties from the respective parties. The acquisition of the Hotel Property by the Operating Partnership is subject to certain closing conditions, including the Operating Partnership’s assumption or refinancing of the existing debt secured by the Hotel Property. There can be no assurance that the Operating Partnership will complete the acquisition of the Hotel Property.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LODGING FUND REIT III, INC.

Dated: April 7, 2021	BY:	/s/ Corey R. Maple
Corey R. Maple
Chairman of the Board, Chief Executive Officer and Secretary